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US DIAGNOSTIC INC. AND SUBSIDIARIES
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COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
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                                                                     EXHIBIT 11

      COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 THREE MONTHS ENDED MARCH 31,
                                                                ----------------------------

                                                                   1996              1995
                                                                ---------          --------

       PRIMARY EARNINGS PER SHARE(1):

       Weighted average shares outstanding                          6,158             4,032
       Dilutive effect of conversions                               4,929                --
                                                                ---------          --------

       Primary weighted average shares of common
       stock and common stock equivalents outstanding              11,087             4,032
                                                                =========          ========

       Net Income                                                 $ 1,032           $   598

       Adjustments to net income for interest savings,
       net of related income taxes                                    321                --
                                                                ---------          --------

       Adjusted net income                                        $ 1,353           $   598
                                                                =========          ========

       Earnings per share - primary                               $   .12           $   .15

       FULLY DILUTED EARNINGS PER SHARE(1):

       Weighted average shares outstanding,
       including escrow shares                                      7,400             4,032

       Dilutive effect of conversions                               8,773             4,972

       Dilutive effect of assumed conversion -
         convertible debt                                             138                --
                                                                ---------          --------

       Fully diluted weighted average shares of common
       stock and common stock equivalents outstanding              16,311             9,004
                                                                =========          ========

       Net Income                                                 $ 1,032           $   598

       Adjustments to net income for interest savings,
       net of related income taxes                                    582               771
                                                                ---------          --------

       Adjusted net income                                        $ 1,614           $ 1,369
                                                                =========          ========

       Earnings per share - fully diluted                         $   .10           $   .15
                                                                =========          ========

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(1) For the 1995 periods the effects of common stock equivalents was anti-dilutive and therefore excluded from the calculation of earnings per share.